UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
STRATA Skin Sciences, Inc.
(Name of Registrant as Specified in its Charter)

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STRATA SKIN SCIENCES, INC.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 30, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”). The meeting will be held on December 30, 2019 at 9:00 a.m. local time, at the Company’s offices of 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044 for the following purposes:

1.	to elect seven directors to serve for the ensuing year and until their successors are elected;
2.	to ratify the selection by the Audit Committee of the Board of Directors of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	to conduct any other business properly brought before the meeting.

The record date for the Annual Meeting is November 18, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Dr. Dolev Rafaeli
Dr. Dolev Rafaeli
President and Chief Executive Officer November 27, 2019

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT NOVEMBER 27, 2019. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD;
•	BY INTERNET OR TELEPHONE; OR
•	ATTEND OUR 2019 ANNUAL MEETING OF STOCKHOLDERS AND VOTE.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 30, 2019 — AND THE PROXY STATEMENT ARE AVAILABLE AT http://materials.proxyvote.com/86272A.

STRATA SKIN SCIENCES, INC.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044

PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of STRATA Skin Sciences, Inc. (“we”, “us”, “our”, or “the Company”) is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this Proxy Statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or you may grant a proxy to vote your shares by means of the telephone or on the Internet.

We intend to mail this Proxy Statement and the accompanying proxy card together with our 2018 Annual Report to Stockholders on or about November 26, 2019 to all stockholders of record on November 18, 2019 entitled to vote at the Annual Meeting. Each share of common stock outstanding on the record date will be entitled to one vote.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on November 18, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 32,903,287 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on November 18, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on November 18, 2019, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1	election of seven directors; and
2	ratification of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters you may vote “For” or “Against” or abstain from voting. Procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy using the enclosed proxy card or via the Internet or telephone (see “Voting Via the Internet or by Telephone” below). If you vote by proxy, your shares will be voted as you specify on the proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.
•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or via the Internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to www.proxyvote.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1 -800-690-6903 and following the operator’s instructions.

General Information for All Shares Voted Via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m. EST on December 29, 2019. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card or voting instructions as instructed by your broker, bank or other agent to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the proxy card.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock you own as of November 18, 2019.

What if I return a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on the matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters as determined in accordance with NYSE Rule 452 by The New York Stock Exchange. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee may not have discretionary voting power with respect to Proposal No. 1 to be considered at this meeting. You may not vote shares held in street name at the Annual Meeting unless you obtain a legal proxy from that organization holding your account.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed and posted proxy materials, we will bear the cost of proxies solicited by the Board of Directors. In addition to the solicitation of proxies by mail, solicitation may be made personally or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to the beneficial owners of common stock.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	you may submit a proxy with a later date that is received by us prior to the Annual Meeting;
•	you may send a written notice, dated later than the proxy, that you are revoking your proxy to our Secretary at 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044 that is received by us prior to the Annual Meeting;
•	you may vote by telephone or via the Internet; or
•	you may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be considered for inclusion in the Proxy Statement distributed to stockholders prior to the annual meeting of stockholders in the year 2020, a stockholder proposal must be received by us no later than July 30, 2020 and must otherwise comply with the requirements of Rule 14a-8.

In order to be considered for presentation at the annual meeting of stockholders in the year 2020, although not included in the Proxy Statement, a stockholder proposal or nomination(s) must comply with the requirements of our Fifth Amended and Restated Bylaws (the “Bylaws”) and be received by us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2020 annual meeting is more than thirty (30) days before or more than sixty (60) days after December 30, 2020, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us. For the 2021 Annual Meeting of Stockholders, this period will begin on September 1, 2021, and end on October 1, 2021. In the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement (as defined in the Bylaws) by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 75 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 75 days prior to such annual meeting), a stockholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. Stockholder proposals should be delivered in writing to STRATA Skin Sciences, Inc., 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, Attention: Secretary. A copy of our Bylaws may be obtained from us upon written request to the Secretary.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the meeting, who will separately tabulate “For”, “Against” and “Withhold” votes, abstentions and broker non-votes.

How many votes are needed to approve each proposal?

•	Proposal No. 1, the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will count towards the quorum but will have no effect on the outcome of the vote. Stockholders do not have the right to cumulate their votes for directors.
•	Proposal No. 2, the ratification of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least one-third of the outstanding shares of common stock entitled to vote are represented by votes at the Annual Meeting or by proxy. On the record date, there were 32,903,336 shares of common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting or by telephone or via the Internet. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed by us within four business days following the Annual Meeting.

How can I obtain additional copies?

For additional copies of this Proxy Statement and the enclosed proxy card and 2018 Annual Report to Stockholders, you should contact our corporate office at STRATA Skin Sciences, Inc., 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, Attention: Secretary, telephone (215) 619-3200.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of October 22, 2019, the beneficial common stock ownership of: (a) each of our directors, (b) each executive officer, (c) each person known by us to be a beneficial holder of five percent (5%) or more of our common stock, and (d) all of our executive officers and directors as a group. Unless otherwise provided in the accompanying footnotes, the information used in the table below was obtained from the referenced beneficial owner.

Name and Address Of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Uri Geiger(9)	12,112,627	36.80%
Dolev Rafaeli(2)	2,311,439	6.4%
Matthew Hill(3)	93,333	*
David N. Gill(4)	46,401	*
Samuel E. Navarro(5)	197,194	*
Samuel Rubinstein(6)	37,870	*
Nachum Shamir(7)	58,815	*
LuAnn Via(8)	113,474	*
All directors and officers as a group (eight persons)	14,841,341	42.9%

Accelmed Growth Partners LP(9)	12,112,627	36.80%
Broadfin Healthcare Master Fund, Ltd(10)	3,887,038	9.99%
Kent Lake Partners LP(11)	2,042,321	6.21%
Nantahala Capital Management, LLC(12)	2,643,001	8.03%
*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to delivery, or subject to options or warrants currently exercisable, or exercisable within 60 days of October 22, 2019, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the listed officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 32,903,287 shares of common stock outstanding as of October 22, 2019.
(2)	Includes 931,740 shares of common stock and vested options to purchase 1,379,699 shares of common stock.
(3)	Includes 10,000 shares of common stock and vested options to purchase 83,333 shares of common stock.
(4)	Includes 15,000 shares and vested restricted stock units of 31,401 shares of common stock.
(5)	Includes 20,000 shares, 160,276 vested options to purchase shares of common stock and vested restricted stock units of 16,908 shares of common stock.
(6)	Includes 11,300 shares of common stock and vested restricted stock units for 26,570 shares of common stock.
(7)	Includes 29,829 shares of common stock and vested restricted stock units for 28,986 shares of common stock.
(8)	Includes 35,571 shares, 60,995 vested options to purchase shares of common stock and vested restricted stock units of 16,908 shares of common stock.
(9)	The business address of Accelmed Growth Partners L.P. (“Accelmed”) is 6 Hachochlim Street, 6th floor, Herzliya Pituach L3 46120 Israel. Accelmed Growth Partners GP (“Accelmed GP”), the General Partner of Accelmed, and Uri Geiger, the Managing Director of Accelmed Growth Partners Management Ltd., which is the management company of Accelmed, each have voting and investment control of the securities held by Accelmed. Dr. Geiger is the Co-Founder and Managing Partner of Accelmed. Each of Accelmed GP and Uri Geiger disclaim beneficial ownership over the securities owned by Accelmed except to the extent of their respective pecuniary interest therein. Accelmed holds 12,112,627 shares of common stock. Dr. Geiger disclaims beneficial ownership of the 12,112,627 shares owned by Accelmed.
(10)	The business address of Broadfin Healthcare Master Fund, LTD (“Broadfin”) is 20 Genesis Close Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands and the business address of each of Broadfin Capital, LLC and Kevin Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022. Broadfin, Broadfin Capital, LLC and Kevin Kotler have shared voting and investment control of the securities held by Broadfin. Broadfin holds the following securities: (i) 2,916,915 shares of common stock; (ii) warrants to purchase 300,000 shares of common stock at $3.75 per share; (iii) 781,947 shares of common stock issuable upon conversion of 2,103 shares of Series C Convertible Preferred Stock. The conversion of all preferred stock and the exercise of all warrants referenced in this footnote are subject to a 9.99% blocker. The foregoing information has been derived from a Schedule 13D filed by Broadfin Capital, LLC on March 15, 2016, and a Form 13F filed by Broadfin Capital, LLC on November 14, 2019.
(11)	The business address of Kent Lake Partners LP (“Kent Lake”) is 591 Redwood Highway, Suite 3260 Mill Valley, California 94941. Kent Lake may be deemed to be the beneficial owner of 2,042,321 shares of common stock held by funds and separately managed accounts under its control, and as the managing member Benjamin Natter may be deemed to be the beneficial owner of those shares. The foregoing has been derived from a Schedule 13G filed by Kent Lake on June 28, 2019.

(12)	The business address of Nantahala Capital Management, LLC (“Nantahala “) is 19 Old Kings Highway S, Suite 200, Darien, CT 06820. Nantahala may be deemed to be the beneficial owner of 2,768,001 shares of common stock held by funds and separately managed accounts under its control, and as the managing members of Nantahala, each of Wilmot B. Harkey and Daniel Mack may be deemed to be a beneficial owner of those shares. The foregoing has been derived from a Schedule 13G filed by Nantahala on May 15, 2019.

We do not permit our non-employee directors or executive officers to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the listing standards of the NASDAQ Stock Market (“NASDAQ”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Director’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as are in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the majority of our directors and director nominees are independent directors within the meaning of the applicable NASDAQ listing standards. Except for Dr. Rafaeli, our President and Chief Executive Officer, and Mr. Navarro, who received consulting fees ending in 2017, all other current members of the Board of Directors are independent under the applicable listing standards of NASDAQ.

Board Leadership Structure

Our Board of Directors administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. While management is responsible for identifying risks, our Board of Directors has charged the Audit Committee of the Board of Directors with evaluating financial and accounting risk, the Compensation/Nominating and Governance Committee of the Board of Directors with evaluating risks associated with employees and compensation. Investor-related risks are usually addressed by the Board as a whole.

The Board of Directors met twenty times during the last fiscal year. During the last fiscal year, the Audit Committee met five times, the Compensation/Nominating and Governance Committee met seven times and the Nominating and Governance Committee met five times. Prior to July 2019, the Nominating and Governance Committee was a separate committee. All directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees on which they served that were held during the period in which they were a director and a committee member.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee and a Compensation/Nominating and Governance Committee. The following table provides membership information for each of these committees:

NAME	AUDIT	COMPENSATION/ NOMINATING AND CORPORATE GOVERNANCE
Dr. Uri Geiger, Chairman
Samuel E. Navarro
David Gill	X*	X
Nachum Shamir		X*
LuAnn Via	X
Samuel Rubinstein	X	X
*	Committee Chair

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage independent advisors, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

Audit Committee

The current members of our Audit Committee are David Gill (Chair), Samuel Rubinstein, and LuAnn Via, each of whom we believe satisfies the independence requirements of NASDAQ and the SEC. Mr. Gill chairs this committee and has been designated as the “Audit Committee financial expert” under Item 407(d)(5) of

Regulation S-K. The Board of Directors determined in 2018 that each member of the Audit Committee satisfies the independence and other composition requirements of the SEC and NASDAQ. Our Board of Directors has determined that each member of the Audit Committee has the requisite accounting or related financial expertise required by applicable NASDAQ rules. Our Audit Committee assists our Board of Directors in its oversight of:

•	appointing, evaluating and determining the compensation of our independent auditors;
•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;
•	reviewing disclosure controls and procedures, internal control over financial reporting, any internal audit function and corporate policies with respect to financial information;
•	reviewing other risks that may have a significant impact on our financial statements;
•	preparing the Audit Committee report for inclusion in the annual proxy statement;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	approving all related person transactions, as defined by applicable SEC Rules, to which we are a party; and
•	evaluating annually the Audit Committee charter.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The charter of our Audit Committee is available in the Corporate Governance section of the Investor Relations section of our website at www.strataskinsciences.com.

Compensation/ Nominating and Corporate Governance Committee

The current members of our Compensation/Nominating Corporate Governance Committee are Nachum Shamir (Chair), David Gill, and Samuel Rubinstein, each of whom we believe satisfies the independence requirements of NASDAQ. Mr. Shamir chairs this committee. The purpose of our Compensation/Nominating and Governance Committee is to assist in the responsibilities of the Board of Directors relating to compensation of our executive officers. In addition to its role in compensation matters, the purpose of our Compensation/Nominating and Corporate Governance Committee is to review all Board of Director-recommended and stockholder-recommended nominees, determine each nominee’s qualifications and to make a recommendation to the full Board of Directors as to which persons should be the Board of Directors’ nominees. Specific responsibilities of the committee include:

•	reviewing and approving objectives relevant to executive officer compensation;
•	evaluating performance and recommending to the Board of Directors the compensation, including any incentive compensation, of the Chief Executive Officer and other executive officers in accordance with such objectives;
•	reviewing employment agreements for executive officers;
•	recommending to the Board of Directors the compensation for our directors;
•	administering our equity compensation plans and other employee benefit plans;
•	evaluating human resources and compensation strategies, as needed;
•	identifying and recommending to the Board of Directors individuals qualified to become members of the Board of Directors;
•	recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;
•	recommending to the Board of Directors director committee assignments;
•	reviewing and evaluating succession planning for the Chief Executive Officer and other executive officers;
•	monitoring the independence of the directors;
•	developing and overseeing the corporate governance principles applicable to members of the Board of Directors, officers and employees;

•	reviewing and approving director compensation and administering the Non-Employee Director Plan;
•	monitoring the continuing education for our directors; and
•	evaluating annually the Compensation/Nominating and Corporate Governance Committee charter.

The Compensation/Nominating and Governance Committee reviews executive compensation from time to time and reports to the Board of Directors, which makes all final decisions with respect to executive compensation. The Compensation/Nominating and Governance Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation.

The Compensation/Nominating and Governance Committee considers potential candidates recommended by its members, management and others, including stockholders. In considering candidates recommended by stockholders, the committee will apply the same criteria it applies in connection with candidates recommended by the Compensation/Nominating and Governance Committee. Stockholders may propose candidates to the Compensation/Nominating and Governance Committee by delivering a notice to the Compensation/Nominating and Governance Committee that contains the information required by the Bylaws. The Compensation/Nominating and Governance Committee did not pay any fee to any third party to search for, identify and/or evaluate the 2019 nominees for directors.

The Compensation/Nominating and Governance Committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the Board of Directors. Diversity is just one of many factors the Compensation/Nominating and Governance Committee considers in the identification and selection of director nominees. The Company defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills and other personal attributes that can foster board heterogeneity in order to encourage and maintain board effectiveness.

The charter of our Compensation/Nominating and Governance Committee is available in the Corporate Governance section of the Investor Relations section of our website at www.strataskinsciences.com.

The Board of Directors’ Role in Risk Oversight

Our Board of Directors administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. While management is responsible for identifying risks, the Board of Directors has charged the Audit Committee of the Board of Directors with evaluating financial and accounting risk, the Compensation/Nominating and Governance Committee of the Board of Directors with evaluating risks associated with employees and compensation. Investor-related risks are usually addressed by the Board of Directors as a whole.

Stockholder Communications with the Board of Directors

The Board of Directors has established a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to Jay Sturm, General Counsel at jsturm@strataskin.com or to the following address (our principal executive offices): Board of Directors, c/o Corporate Secretary, 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044. Any such communication must contain:

•	a representation that the stockholder is a holder of record of our capital stock;
•	the name and address, as they appear on our books, of the stockholder sending such communication; and
•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

Mr. Sturm, as the Corporate Secretary, will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Conduct

We have adopted the Code of Business Conduct and Ethics, the Domestic and Foreign Anti-Corruption Policy and the Whistleblowers’ Hotline Policy and Procedures for Reporting that applies to all officers, directors and employees. These documents are available in the Corporate Governance section of the Investor Relations section of our website at: www.strataskinsciences.com. If we make any substantive amendments to code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the Company’s independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with the Company’s independent registered public accounting firms, which are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, their respective judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Standards of the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications With Audit Committees the rules of the Securities and Exchange Commission (“SEC”), other applicable regulations, and discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the financial statements. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firms the independent registered public accounting firms’ independence from management and the Company, including the matters in the written disclosures, the letter regarding its independence by Rule 3526 of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firms’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firms the overall scope and plans for its audits, and received from them written disclosures and letter regarding their independence. The Audit Committee meets with the Company’s independent registered public accounting firms, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during the fiscal year ended December 31, 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The Audit Committee has also retained Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

AUDIT COMMITTEE:

David N. Gill, Chair
LuAnn Via
Samuel Rubinstein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met.

EXECUTIVE COMPENSATION

Executive Officers

During the year ended December 31, 2018, our named executive officers were:

•	Dolev Rafaeli, President and Chief Executive Officer (effective April 10, 2018);
•	Matthew C. Hill, Chief Financial Officer (effective May 15, 2018);
•	Francis J. McCaney, President and Chief Executive Officer (who resigned from this position effective April 10, 2018) and Interim Chief Financial Officer (who resigned from this position effective May 14, 2018); and
•	Christina L. Allgeier, Chief Financial Officer and Treasurer (who resigned effective December 31, 2017) and remained a consultant through March 31, 2018.

The biographical information for our current executive officers (other than Dr. Rafaeli, which is included above) are below:

Matthew C. Hill (age 51) assumed the duties of Chief Financial Officer on May 15, 2018. Prior to joining the Company, he was the chief financial officer with operational responsibilities with SS White Dental, a privately held medical device company in the dental space, from 2010. Prior to SS White, Matt served as CFO at Velcera and EP Medsystems, both publicly traded companies, where he was also responsible for public company compliance and participated in capital raising for the companies. Mr. Hill has over 20 years of experience in various capacities in public and private companies, and in public accounting with Grant Thornton LLP. Mr. Hill graduated with a B.S. in accounting from Lehigh University in 1991.

Components of Executive Compensation during 2018

During 2018, our named executive officers only received salary, a car allowance and 401(k) matching contributions. Stock option awards were granted to Dr. Rafaeli and Mr. Hill during the year ended December 31, 2018 in accordance with their respective employment agreements. Additionally, each of Dr. Rafaeli and Mr. Hill achieved a bonus in 2018 pursuant to the bonus programs set forth in their respective employment agreements.

For Dr. Rafaeli, he has an annual bonus based upon the performance of the Company’s business during the relevant quarters in which he is employed of each fiscal year. Such bonus during 2018 is achieved, on a quarterly basis, but paid annually, if (a) the Company achieved positive adjusted EBITDA in each of the last three quarters during 2018 in which he was employed and (b) with such bonus amount determined as a percentage of the average aggregate collected revenue during such quarter from all installed laser machines (pro-rated for machines installed during a quarter) (“Average Revenue per Machine”) based upon the following schedule:

Average Revenue per Machine per quarter	Bonus (as a percentage of total company revenue for the relevant quarter)
Up to $8,100	0.50%
$8,101 to $9,600	0.80%
$9,601 to $11,000	1.20%
Above $11,001	1.50%

The Average Revenue per Machine and positive adjusted EBITDA quarters resulted in a payout of $142,853.

For Mr. Hill, he had a target bonus of $65,000 prorated for his employment with the Company in 2018, with 60% of such bonus being achieved, on achieving $7,000 Average Revenue per Machine for the fourth quarter of 2018. The balance of the bonus was paid based on personal goals as agreed with the Chairman of the Audit Committee and approved by the Compensation/Nominating and Governance Committee, which resulted in a total bonus payout of $40,627.

Summary Compensation Table

The following table sets forth the compensation earned by our principal executive officers and other executive officers during our last two completed fiscal years; such officers are referred to herein as the “named executive officers”:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(6)	Option Awards ($)(5)	All Other Compensation ($)(7)	Total ($)
Dolev Rafaeli(1), Director, President and Chief Executive Officer	2018	289,077	142,853	2,223,490	36,646	2,692,066
Matthew C. Hill(2), Chief Financial Officer	2018	149,169	40,627	225,250	2,800	417,846
Francis J. McCaney(3), Director, President and Chief Executive Officer	2018	386,222	—	—	6,090	392,312
	2017	375,000	—	—	13,190	388,190
Christina L. Allgeier(4)	2018	18,333	—	—	30,000	48,333
	2017	220,000	—	—	13,610	233,610
(1)	Dolev Rafaeli was hired as President and Chief Executive Officer on April 10, 2018.
(2)	Matthew C. Hill was hired as Chief Financial Officer on May 15, 2018.
(3)	Francis J. McCaney was President and Chief Executive Officer until April 10, 2018, then was active Chief Financial Officer until May 14, 2018. Compensation includes severance payments of $227,954.
(4)	Christina L. Allgeier resigned from the Company effective December 31, 2017. Compensation in 2018 includes $18,333 of severance.
(5)	These amounts are equal to the aggregate grant-date fair value with respect to the awards made in the respective year, computed in accordance with FASB ASC Topic 718, before amortization and without giving effect to estimated forfeitures. See the “Stock-based compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for the assumptions made in calculating these amounts.
(6)	Represents annual bonus amounts paid to the named individuals under the bonus plans in their respective employment agreements. We discuss these bonus plans in further detail in the section entitled “Components of Executive Compensation during 2018.”
(7)	“All Other Compensation” includes car allowance of $5,000 and 401(k) matching contributions of $1,090 for Mr. McCaney in 2018 and $12,000 in car allowance and $1,190 in 401(k) matching contributions in 2017. For Ms. Allgeier it includes car allowance of $12,000 and 401(k) matching contributions of $1,610 in 2017 as well as consulting fees of $30,000 in 2018. For Dr. Rafaeli includes car allowance of $8,000 and $28,646 for consulting fees and for Mr. Hill includes car allowance of $2,800.

Overview of Executive Employment Agreements and Payments upon Termination or Change of Control

Employment Agreement with Dr. Dolev Rafaeli

On March 30, 2018, the Company executed an employment agreement with Dr. Rafaeli. The term of the employment agreement commenced on April 10, 2018 until the third anniversary of the closing under the Accelmed-led investment, which term is automatically renewed for one year unless either party provides 60 days’ notice prior to the end of the then current term. Dr. Rafaeli’s employment with the Company would have terminated if the Accelmed-led investment had terminated prior to closing for any reason. Dr. Rafaeli’s base salary is $400 thousand per year, and he is entitled to bonus compensation based upon the achievement of earnings targets. Dr. Rafaeli was awarded stock options under the Company’s 2016 Omnibus Incentive Plan equal to 7.5% of the Company’s equity on a fully diluted basis as of immediately following the closing of the Accelmed-led investment. The options were awarded as follows: (i) stock options exercisable for 1,557,628 shares of the Company’s common stock were granted on March 30, 2018, at an exercise price of $1.12; and (ii) the balance of the stock options were awarded upon approval by the Company’s stockholders of the Accelmed-led investment and the transactions contemplated thereby at the special meeting of stockholders, and the exercise price was equal to the closing trading price of the Company’s shares of common stock on Nasdaq on the day of the special meeting. The shares of common stock purchasable upon exercise of the stock options are subject to certain transferability restrictions under the employment agreement and fully vest upon a change of control. The employment agreement also contains provisions for fringe benefits, reimbursement of expenses, nomination for election to the Board, indemnification, vacation, confidentiality, assignment of certain inventions and other intellectual property, covenant not to compete and payments of a lump sum payment equal to base salary over the initial term upon termination, depending upon the type of termination.

Employment Agreement with Matthew C. Hill

On May 15, 2018, Matthew Hill began employment as the Company’s Chief Financial Officer. The Company and Mr. Hill executed an employment agreement dated May 15, 2018, in connection with the appointment to the Chief Financial Officer position. Under the terms of the agreement, Mr. Hill receives a base salary of $240,000 and is eligible to receive an annual bonus based on the Company achieving certain goals. The target bonus is set annually. In the event Mr. Hill’s employment is terminated, in conjunction with a change of control, he will be entitled to severance equal to 12 months of his base salary, payable subject to execution of a general release in favor of the Company. The agreement also contains non-compete and non-solicitation periods.

Employment Agreement with Francis J. McCaney

On October 31, 2016, we entered into an Employment Agreement (the “McCaney Agreement”) with Francis J. McCaney, our former President and Chief Executive Officer. Under the terms of the McCaney Agreement, Mr. McCaney was to receive a base salary of $375,000 and was to be eligible to receive a bonus of up to 50% of his base salary per annum, starting for fiscal year 2017, based on achievement of specified milestones, as determined by our Board based upon annual budgets approved by our Board from time to time.

In addition, Mr. McCaney was granted options to purchase up to 310,002 shares of our common stock, having a term of ten years, as follows: (i) 108,501 shares vesting in three substantially equal installments on the first, second and third anniversaries of October 31, 2016; and (ii) up to 201,501 shares vesting in three substantially equal annual installments upon a determination by our Board that we had achieved the following milestones for each of the 2017, 2018 and 2019 fiscal years, respectively: (A) one-third if we achieve the revenue plan established by our Board for such year, (B) one-third if we achieve the EBITDA plan established by our Board for such year, and (C) one-third if we achieve the goals established by our Board for such year; provided that any such stock option that has not vested with respect to any particular year due to the failure to satisfy a milestone condition for that year will terminate as of the end of that year and will no longer become exercisable. The milestones for the year ended December 31, 2017, were not achieved, resulting in the forfeiture of 67,167 options. The milestone for the year ended December 31, 2018, was also not achieved resulting in the forfeiture of 67,167 options. The terms of the grant also provided that if (i) we undergo a change of control before the stock option vests in full and (ii) Mr. McCaney is not offered post-change of control employment by us or any successor entity, or if offered such post-change of control employment and Mr. McCaney terminates his employment for good reason (as those terms are defined in the employment agreement) within a period of 30 days after the date of the change of control, conditioned upon his execution of a release satisfactory to us, all such stock options that have not previously terminated shall accelerate and shall vest in full upon the effective date of the termination of Employee’s employment.

Employment Agreement with Christina L. Allgeier

On November 11, 2015, we entered into an employment agreement with Christina L. Allgeier, our former Chief Financial Officer. The agreement had a one-year initial term, subject to annual extensions thereafter. Under the terms of the agreement, Ms. Allgeier received a base salary of $200,000 and was eligible to receive a bonus of up to 30% of her base salary per annum, based on achievement of specified milestones, as determined by the Board of Directors following approval of the annual budget, and other objectives to be determined. In the event Ms. Allgeier’s employment was terminated, without cause or in conjunction with a change of control, she would have been entitled to severance equal to 12 months of her base salary. The agreement also contained a 12 month non-compete and non-solicitation period. On November 30, 2017, Ms. Allgeier, upon mutual agreement with the Board, resigned as CFO effective December 31, 2017. Upon her resignation, Ms. Allgeier entered into a severance agreement, under which she was paid $18,333. Simultaneously with executing the severance agreement, she entered into a three month consulting agreement with the Company ending on March 31, 2018, for which she was paid $10,000 per month for a total of $30,000.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year end, December 31, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unvested Options (#)	Option Exercise Price ($)	Option Expiration Date
Dolev Rafaeli	1,557,628	1,168,221	389,407	1.12	3/30/2028
	1,413,249	1,143,249	0	1.66	5/23/2028
Matthew Hill	250,000	250,000	0	1.66	5/23/2028
(1)	Options granted were under the 2016 Omnibus Incentive Plan and options. 1,557,628 of Dr. Rafaeli’s options vest quarterly over a period of three years and the remaining vest annually over three years. Mr. Hill’s options vest annually over three years.

Director Compensation

Up until the resignation of certain directors pursuant to the terms of the Accelmed-led investment in May 2018, each of our non-employee directors received an annual fee of $35,000 for serving as a director, pro-rated to the date they join the Board of Directors, and an annual grant of stock options to purchase up to 15,000 shares of common stock, which grant was pro-rated to the first day of the quarter during which they join the Board of Directors. Currently each independent Board member is entitled to annual compensation of $70,000. In addition, while our Chairperson of the Board, Dr. Geiger, is entitled to receive an annual fee of $80,000 Dr. Geiger has waived his rights to equity compensation, and in lieu of any cash payment to Dr. Geiger, the Company pays an annual cash payment of $40,000 to Accelmed for Dr. Geiger’s services as Chairman. The chairperson of each of our audit committee and our compensation committee/nominating and corporate governance committee received an annual fee of $20,000 and $10,000, respectively. Committee members who were not chairs of each of our audit committee, our compensation committee / nominating and corporate governance committee receive annual fees of $5,000 and $5,000, respectively, with no payments being made on a meeting-attended basis. Directors may take no more than one-half of their compensation in cash, with the balance in Company restricted stock units.

Our employee, Francis McCaney received no compensation for his services as a director, and ceased to be a director effective with his resignation as Chief Executive Officer as of March 28, 2018.

On May 29, 2018, following the closing of the Accelmed-led investment, Ms. Swintek, Mr. O’Donnell, Mr. Coyne, and Mr. Stone resigned their Board positions. Prior to their resignations, the Board unanimously resolved to appoint their successors: Dr. Uri Geiger, Dr. Dolev Rafaeli, David N. Gill, Shmuel (Samuel) Rubinstein, and Nachum (Homi) Shamir. Ms. Via and Mr. Navarro retained their board seats. At the first meeting following the installation of the new Board, the Board, upon recommendation of the Compensation/Nominating and Governance Committee replaced the previous compensation plan for non-management Board members with the following:

Non-management directors shall receive the following compensation as applicable to each particular director.

•	$70,000 base compensation;
•	$80,000 base compensation for the Chairman of the Board;
•	$10,000 for the Chairman of the Compensation/Nominating and Governance Committee;
•	$20,000 for the Chairman of the Audit Committee;
•	$5,000 for membership on each committee (not to be paid to the Chair of the committees); and
•	New independent Board members shall receive a one-time grant of $20,000 in the form of restricted stock units.

Base compensation is to be paid no more than 50% in cash, with no Director to receive more than $50,000 in cash. The non-cash payments will be in the form of restricted stock units vesting equally in quarterly tranches over 12 months. These payments to non-employee directors will be made for each quarter in advance.

The table below sets forth our non-employee directors’ compensation for the year ended December 31, 2018.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned ($)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Uri Geiger(1)	0	40,001	0	40,001
David N. Gill(1)	28,333	65,000	0	93,333
Samuel E. Navarro	35,000	35,000	0	70,000
Samuel Rubinstein(1)	24,583	55,000	0	79,583
Nachum Shamir(1)	23,333	60,001	0	83,334
LuAnn Via	65,208	35,000	0	100,208
James L. Coyne(2)	18,750	0	0	18,750
Jeffrey F. O’Donnell(2)	14,583	0	0	14,583
David K. Stone(2)	23,333	0	0	23,333
Kathryn Swintek(2)	27,083	0	0	27,083
(1)	Joined the Board of Directors on May 29, 2018, in connection with the closing of the Financing. Fees of $23,333 paid on behalf of Dr. Geiger were paid to Accelmed. Restricted stock units granted to the Chairman were cancelled in January 2019.
(2)	Resigned from the Board on May 29, 2018, in connection with the closing of the Accelmed-led Financing.
(3)	These amounts are equal to the aggregate grant-date fair value with respect to the awards made in the respective year, computed in accordance with FASB ASC Topic 718, before amortization and without giving effect to estimated forfeitures. See the “Stock-based compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for the assumptions made in calculating these amounts.

Limitation on Directors’ Liabilities; Indemnification of Officers and Directors

Our Fifth Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our Certificate of Incorporation and bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Delaware law. Pursuant to our Certificate of Incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for (i) any breach of the director’s duty of loyalty; (ii) acts for omissions not in good faith or which involve intentional misconduct or a knowing violation of law; breach of duty with respect to dividends and other distributions; or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to the Company’s previously executed Securities Purchase Agreement with Accelmed Growth Partners, L.P. and the Company’s indemnification agreement with Dr. Geiger, the Company is reimbursing each of Accelmed and Dr. Geiger for actual out-of-pocket legal expenses incurred in connection with the Company’s ongoing litigation with Ra Medical (Strata Skin Sciences, Inc. v. Ra Medical Systems, Inc., Court of Common Pleas, Montgomery Cty., PA, No. 201821421; Ra Medical Systems, Inc. v. Strata Skin Sciences, Inc., Uri Geiger, and Accelmed Growth Partners, L.P., U.S. District Court for the Southern District of California, No. 19-cv-0920 (AJB/MSB).). For more information regarding this litigation, see Part I, Item 3. Legal Proceedings of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance, which expires on May 29, 2020. We are required under our indemnification agreements to maintain such insurance for us and members of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE

Sabby Management, LLC and Broadfin Capital LLC 2015 through 2017 Transactions

On June 22, 2015, the Company entered into a securities purchase agreement with the Purchasers, including certain funds managed by Sabby Management, LLC and Broadfin Capital LLC (existing Company shareholders), in connection with a private placement. The Purchasers were issued Warrants to purchase an aggregate of 0.6 million shares of common stock, having an exercise price of $3.75 per share. We also issued $32.5 million aggregate principal amount of Debentures that, subject to certain ownership limitations and stockholder approval conditions, were convertible into 8,666,668 shares of common stock at an initial conversion price of $3.75 per share. The Debentures were bearing interest at the rate of 2.25% per year, and, unless previously converted, were to mature on the five-year anniversary of the date of issuance. On September 30, 2015, the Company repriced outstanding Warrants held by certain investors to reduce the exercise price to $3.75 per share. These warrants expire in 2020.

In connection with this financing, we also granted to the Purchasers resale registration rights with respect to the shares of common stock underlying the Debentures and the Warrants pursuant to the terms of the Registration Rights Agreement. In addition to the registration rights, the Selling Stockholders are entitled to receive liquidated damages upon the occurrence of a number of events relating to filing, becoming effective and maintaining an effective registration statement covering the shares underlying the Debentures and the Warrants. The liquidated damages will be payable upon the occurrence of each of those events and each monthly anniversary thereof until cured. The amount of liquidated damages payable is equal to 2.0% of the aggregate purchase price paid by each Purchaser, provided, however, the maximum aggregate liquidated damages payable to a Purchaser shall be 12% of the aggregate subscription amount paid by such Purchaser pursuant to the Purchase Agreement. The liquidated damages shall accrue interest at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), accruing on a daily basis for each event until such event is cured.

The Registration Rights Agreement requires us to file one or more registration statements for all of the securities that may be issued upon conversion of the Debentures and exercise of the Warrants issued to the Purchasers. Pursuant to the applicable transaction documents, however, certain Purchasers may not exercise their conversion/exercise rights for that number of shares of common stock which, together with all other shares owned by that Purchaser and its affiliates would result in more than 9.99% of our issued and outstanding shares of common stock calculated on the basis of the then outstanding shares.

On September 20, 2017, the Company announced the closing of an exchange transaction pursuant to the Securities Exchange Agreement (the “Exchange Agreement”) dated as of June 7, 2017 between the Company and holders of its 2.25% Senior Series A Secured Convertible Debentures due June 30, 2021 and 4% Senior Secured Convertible Debentures due July 30, 2021 (collectively, the “Debentures”). In closing the exchange transaction under the Exchange Agreement, the holders of the Debentures exchanged the Debentures, having an aggregate principal amount of approximately $40.5 million, into 40,482 shares (the “Preferred Shares”) of the Company’s newly created Series C Convertible Preferred Stock. The Preferred Shares are convertible into a total of approximately 15,049,000 shares of the Company’s common stock. Each Preferred Share has a stated value of $1,000 and is convertible into shares of common stock at a conversion price equal to $2.69. The Company included the Exchange Agreement as an exhibit to its Form 8-K current report, which was filed with the Securities and Exchange Commission (the “SEC”) on June 7, 2017. The Company relied upon the exemption from registration under the Securities Act of 1933 (the “1933 Act”) afforded by Section 3(a)(9) of the 1933 Act, i.e., the exchange of the Debentures for the Preferred Shares in which no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. In connection with the closing under the Exchange Agreement, on September 20, 2017, the Company filed a Certificate of Designations with the Delaware Secretary of State setting forth the rights, preferences and privileges of the Company’s Series C Convertible Preferred Stock.

During 2017 the Company had an agreement with a software development company where this software company provided services without charge. A former director of the Company was CEO of this software company. The Company no longer uses this service.

During 2018 and 2017 the Company had an agreement with the son of a former Board Member for direct to consumer advertising. The Company incurred $13,000 and $30,000 of expense, for the years ended December 31, 2018 and 2017 respectively, and no longer uses the service.

2018 Accelmed Led Investment

On March 30, 2018, the Company entered into the Accelmed Purchase Agreement with Accelmed, pursuant to which Accelmed agreed to invest $13.0 million to purchase upon closing 12,037,037 shares of the Company’s common stock at a price per share of $1.08. The Company may incur additional expenses, or Accelmed may receive additional shares in the event of certain contingencies. The Company is required to reimburse Accelmed for its legal, consulting, due diligence and certain costs related to the proposed transaction, including the reasonable legal fees, disbursements and related charges of Accelmed’s counsel in an aggregate amount not to exceed $400,000 (or up to $500,000 in the event of certain contingencies, and subject to no cap in the event the Company’s stockholders do not approve the transaction) at the earliest of (i) the closing, or (ii) the termination of Accelmed Purchase Agreement for any reason other than by reason of a breach of the Accelmed Purchase Agreement by Accelmed.

Upon closing under the Accelmed Purchase Agreement, Accelmed controlled a majority of the outstanding shares of the Company’s common stock.

The Accelmed Purchase Agreement also requires that the Company indemnify Accelmed for certain items as defined in the Accelmed Purchase Agreement, which may result in the issuance of additional shares of the Company’s common stock to the Investors in the event the Company incurs additional cash obligations above the thresholds contained in the Accelmed purchase Agreement, including excess amounts from sales taxes, broker fees, insurance coverage and legal fees (the “Retained Risk Provisions”). Pursuant to the Retained Risk provisions, Accelmed received an additional 75,590 shares. For a discussion of additional indemnification and legal expense reimbursement for Accelmed and Dr. Geiger, see “Director Compensation — Limitation on Directors’ Liabilities; Indemnification of Officers and Directors” above.

Broadfin and Sabby Purchase Agreements

In connection with the Accelmed investment, the Company entered into two separate stock purchase agreements on March 30, 2018, each for $1.0 million with two then current stockholders, Broadfin and Sabby. Upon closing of these transactions with the closing under the Accelmed Purchase Agreement, each of Sabby and Broadfin received 925,926 shares of the Company’s common stock at a price per share of $1.08. Under the Retained Risk Provisions of the agreements, Broadfin received an additional 41,759 shares and Sabby received an additional 24,027 shares.

Subscription Agreements

The Company also entered into two separate subscription agreements in connection with the Accelmed investment: (i) a subscription agreement with Gohan Investments, Ltd. for $1.0 million to purchase 925,926 shares of our common stock at $1.08 per share; and (ii) a subscription agreement with Dr. Dolev Rafaeli for $1.0 million to purchase 925,926 shares of our common stock at $1.08 per share upon closing under the Accelmed Purchase Agreement.

Pursuant to the Retained Risk Provisions, each of Gohan Investments and Dr. Rafaeli received an additional 5,814 shares.

Review, Approval or Ratification of Transactions with Related Persons

In accordance with its charter, the Audit Committee is responsible for reviewing all “related party transactions” (defined as such transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an on-going basis. All such related party transactions must be approved by the Audit Committee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are seven nominees for the seven director positions presently authorized by our Board of Directors and our Bylaws. The names of the persons who are nominees for director and their positions and offices with us are set forth in the table below. Each director to be elected will hold office until the 2020 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Although there is no formal policy, we encourage our directors to attend our annual meetings, and each director was in attendance at the 2018 annual meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee as the Board of Directors may propose. Each of the nominees listed below has been nominated for and has agreed to stand for election and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director:

Name	Position	Age
Dr. Uri Geiger	Chairman of the Board	51
Dr. Dolev Rafaeli	President, Chief Executive Officer and Director	55
David N. Gill	Director	64
Samuel E. Navarro	Director	63
Nachum Shamir	Director	65
Samuel Rubinstein	Director	80
LuAnn Via	Director	66

Dr. Uri Geiger became our Chairman of the Board of Directors of the Company effective on May 29, 2018. Dr. Geiger is a co-founder and Managing Partner of Accelmed, a private equity investment firm he co-founded in 2009 focused on medical device companies. Prior to founding Accelmed, Dr. Geiger served as the CEO of Exalenz Bioscience Ltd., a medical technology company, from May 2006 until December 2008. Prior to that, Dr. Geiger co-founded and was the CEO of GalayOr Networks, a developer of optical components from 2001 until 2003. Dr. Geiger was also the founding partner of Dragon Variation Fund in 2000, one of Israel’s first hedge funds, which was sold to Migdal in 2007. Dr. Geiger worked on Wall Street during the 1990s, where he gained a broad understanding of and significant experience in capital markets. Dr. Geiger was formerly an adjunct professor at Tel Aviv University’s Recanati School of Business where he lectured on private equity and venture capital and authored the books “Startup Companies and Venture Capital” and “From Concept to Wall Street”. Dr. Geiger served as the Chairman of the Board of Directors of Cogentix Medical from November 2016 until its sale in April 2018 and he is currently on the board of a number of public and private medical device companies. We believe Dr. Geiger’s qualifications to serve on our Board of Directors includes his extensive entrepreneurial, management and investment know-how having created and built many successful medical device enterprises.

Dr. Dolev Rafaeli was appointed the Company’s Interim Chief Executive Officer effective April 10, 2018 and became the Company’s Chief Executive Officer effective on May 29, 2018. Dr. Rafaeli has over 25 years of experience in the healthcare, medical device, consumer and industrial services fields. He served as a Member of the Board of Directors of the company that founded the XTRAC, PhotoMedex, since 2011 and was its CEO from 2006 to 2017. Under his management at PhotoMedex, he oversaw sales growth from $19 million to over $300 million, driven by increases in brand portfolio, distribution channels and M&A transactions. He was President and CEO of Radiancy, a subsidiary of PhotoMedex, from 2006 to 2017. He also served as General Manager of Orbotech, a technology company used in the manufacturing of consumer and industrial products throughout the electronics and adjacent industries, in China and Hong Kong, and held senior positions at Motorola, a telecom company. Dr. Rafaeli holds a Ph.D. in Business Administration from Century University in New Mexico, an MBA from Cornell University, Masters Degrees from the Technion in Haifa, Israel and a B.Sc. in Industrial Engineering and Management from the Technion in Israel. We believe Dr. Rafaeli’s qualifications to serve on our Board of Directors includes his over twenty-years’ experience in consumer marketing and international sales and operations.

David N. Gill became a director of the Company effective May 29, 2018, and chairs our Audit Committee. Mr. Gill served as the President and Chief Financial Officer of EndoChoice, Inc., a medical device company focused on gastrointestinal disease from April 2016 through the sale of the company in November 2016 and as Chief Financial Officer from August 2014 to April 2016. Previously, he served as the Chief Financial Officer of INC Research (now known as Syneos), a clinical research organization, from February 2011 to August 2013 after having served as a board member and its Audit Committee chairman from 2007 to 2010. Mr. Gill currently serves on the boards of Melinta Therapeutics, Inc., an infectious disease company, Strongbridge Biopharma, a rare disease company, Evolus, Inc., an aesthetics company, and YmAbs Therapeutics, Inc. an immuno-oncology company. Mr. Gill previously served as a director of two public life science companies, LeMaitre Vascular, Inc. and IsoTis OrthoBiologics, Inc. as well as several private life science companies from 2006 to 2009. Earlier in his career, Mr. Gill served in a variety of senior executive leadership roles for several medical device companies including TransEnterix, NxStage Medical, CTI Molecular Imaging, Inc., Novoste Corporation and Dornier Medical. Mr. Gill holds a B.S. degree, cum laude, in Accounting from Wake Forest University and an M.B.A. degree, with honors, from Emory University, and was formerly a certified public accountant. We believe that Mr. Gill’s qualifications to serve as a director of the Company include his extensive experience as an executive in the medical device industry and his extensive prior and current service as a director of other public life sciences companies.

Samuel Navarro has served as a member of the Board of Directors since March 2014. Since October 2008, Mr. Navarro has been Managing Partner at Gravitas Healthcare, LLC, which provides strategic advisory services to medical technology companies. From September 2005 to October 2008, Mr. Navarro was Managing Director of Cowen & Co. in New York City and head of their Medical Technology Investment Banking initiatives, leading a team of senior people, and was responsible for building the franchise across all product categories, including M&A/Advisory and financing services and products. From 2001 to 2005, Mr. Navarro was at The Galleon Group running the Galleon Healthcare Fund as a Senior Portfolio Manager. He was responsible for all health care investments across all sectors, including pharmaceutical/biopharmaceutical industries, medical technology and hospital supplies, and all areas of healthcare services. From July 1998 to February 2001, Mr. Navarro was Global Head of Healthcare Investment Banking at ING Barings. Mr. Navarro has also served or serves on the boards of Arstasis, BioSig Technologies, Derma Sciences, MicroTherapeutics, Jomed, PhotoMedex and Pixelux Entertainment. Mr. Navarro received an MBA in Finance from The Wharton School at the University of Pennsylvania, a Master of Science in Engineering from Stanford University and a Bachelor of Science in Engineering from The University of Texas at Austin. We believe Mr. Navarro’s qualifications to serve on the Board of Directors include his wealth of knowledge and industry expertise in finance, investment banking, mergers and acquisitions, equity research and investment management experience in the medical device industry.

Shmuel (Samuel) Rubinstein became a director of the Company effective May 29, 2018. Mr. Rubinstein has served for over 20 years as the Chief Executive Officer and General Manager of Taro Pharmaceuticals Industries, a NASDAQ traded dermatology company. Under his management, Taro grew to become a multinational company with over 1000 employees worldwide and turnover of close to $450 million. In 2003, Mr. Rubinstein received the Exceptional Industrialist award. During these years he also finished an International Marketing Course at the Wharton School of the University of Pennsylvania. Mr. Rubinstein serves as a board member in Clal Biotechnology Industries, Exalenz, Medison Biotech, Trima Pharma, Kamada, and as consultant to Marcum and Sol-Gel Pharma. Milky is also a director at the Medical Research Fund near The Tel Aviv Sourasky Medical Center and The National Authority for Yiddish Culture. We believe Mr. Rubenstein’s qualifications to serve on the Board of Directors include his wealth of knowledge and industry expertise in finance, investment banking, mergers and acquisitions, equity research and investment management experience in the dermatology industry.

Nachum (Homi) Shamir, and chairs our Compensation/Nominating and Governance Committee became a director of the Company effective May 29, 2018. Mr. Shamir has been the President and Chief Executive Officer of Luminex Corporation, which develops, manufactures, and markets biological testing technologies in the clinical diagnostic and life science industries, since October 2014. Mr. Shamir previously served, from 2006 to 2014, as President and CEO of Given Imaging, a developer, manufacturer, and marketer of diagnostic products for the visualization and detection of disorders of the gastrointestinal tract. Prior to joining Given Imaging, Mr. Shamir was Corporate Vice President of Eastman Kodak Company and President of Eastman Kodak´s Transaction and Industrial Solutions Group. Additionally, he served over 10 years at Scitex Corporation in positions of increasing responsibility, including President and CEO from 2003 to 2004. Prior to Scitex Corporation, Mr. Shamir held senior management positions at various international companies mainly in the Asia Pacific regions. Mr. Shamir currently serve as a director in Luminex Corp (LMNX) and previously served in Given Imaging (GIVN), Congentix Medical (CGNT)

and Invendo Medical GMBH. Mr. Shamir holds a Bachelor of Science from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University. We believe Mr. Shamir’s qualifications to serve on the Board of Directors include his wealth of knowledge and industry expertise in finance, investment banking, mergers and acquisitions, equity research and investment management experience in the life science industry.

LuAnn Via has served as a member of the Board of Directors since April 2012. From November 2012 through January 2017, Ms. Via was President and CEO of Christopher & Banks Corporation, a specialty retailer of women’s clothes; a company operating more than 500 retail stores. Prior to this, Ms. Via served as the President and Chief Executive Officer of Payless ShoeSource, a unit of Collective Brands, Inc., from July 2008 to October 2012 when the company was acquired and taken private. Before joining Payless ShoeSource, from January 2006 Ms. Via served as group divisional President of Lane Bryant and Cacique store chains and as President of Catherines stores, both divisions of Charming Shoppes, Inc. Prior to this, and for more than 20 years, Ms. Via held several leadership positions with a number of top retailers. Ms. Via is a member of Women Corporate Directors and The Committee of 200, a business women’s leadership group. We believe Ms. Via’s qualifications to serve on the Board of Directors include her experience in retail sales and manufacturing and her extensive experience as a CEO and senior executive of several publicly-listed companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES IN PROPOSAL NO. 1.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 10, 2019, the Company dismissed BDO USA LLP (“BDO”) as the Company’s independent registered public accounting firm, and approved the engagement of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The decision to change registered public accounting firms was approved by the Audit Committee of the Company’s Board of Directors, and ratified by the Board of Directors.

Prior to its dismissal, BDO did not prepare or issue any report on the Company’s financial statements. As a result, the Company cannot state whether any such report would contain an adverse opinion or a disclaimer of opinion, or would be qualified or modified as to uncertainty, audit scope, or accounting principles.

During the audit of the fiscal year ended December 31, 2018, BDO, and the Company had two disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K) regarding matters of accounting principles or practices, financial statement disclosure, but no disagreement on auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such fiscal year. BDO disagreed with the Company’s methodology for accounting of historical contingent and potential liabilities related to state sales and use taxes related to the Company’s XTRAC laser business, and disagreed with the Company’s accounting of non-cash derivative liabilities arising from debentures issued by the Company in June 2015, which converted into shares of the Company’s Series C Convertible Preferred Stock in September 2017. For those transactions or events similar to those which involved such disagreement, where such transactions or events were material, both (a) the Company’s methodology for accounting of historical contingent and potential liabilities related to state sales and use taxes related to the Company’s XTRAC laser business and (b) the Company’s accounting of non-cash derivative liabilities arising from debentures issued by the Company in June 2015, which converted into shares of the Company’s Series C Convertible Preferred Stock in September 2017, have been accounted for or disclosed in a manner consistent with that which the Company believes BDO would have concluded was required. Accordingly, the Company believes it is not required to make any further disclosure under Item 304(b) of Regulation S-K.

The Audit Committee of the Board of Directors has selected Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that the Board of Directors submit the selection of Marcum LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Marcum LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

Principal Accountant Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by Marcum LLP for 2018:

2018
Audit Fees(1)	$553,000
Audit-Related Fees(2)	125,000
Tax Fees(3)	—
All Other Fees(4)	—
Total	$678,000
(1)	Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements. These services were billed in 2019 following Marcum’s engagement in 2019.
(2)	Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in “audit fees” in this table.
(3)	Consists of all tax related services.
(4)	There were no other fees billed by Marcum LLP for the years ended December 31, 2018.

The following table shows the fees paid or accrued by us for the audit and other services provided by EisnerAmper, LLP for 2018 and 2017:

	2018	2017
Audit Fees(1)	$537,000	$428,100
Audit-Related Fees(2)		29,700
Tax Fees(3)	—	58,000
All Other Fees(4)	—	—
Total	$537,000	$515,800
(1)	Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.
(2)	Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in “audit fees” in this table.
(3)	Consists of all tax related services.
(4)	There were no other fees billed by EisnerAmper for the years ended December 31, 2018 and 2017.

Pre-Approval of Audit and Non-Audit Services

Consistent with the SEC’s rules, the Audit Committee charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee’s pre-approval policy provides as follows:

•	First, once a year when the base audit engagement is reviewed and approved, management will identify all other services (including fee ranges) for which management knows it will engage Marcum LLP for the next 12 months. Those services typically include quarterly reviews, specified tax matters, certifications to the lenders as required by financing documents, consultation on new accounting and disclosure standards and, in future years, reporting on management’s internal controls assessment.
•	Second, if any new “unlisted” proposed engagement arises during the year, the engagement will require approval of the Audit Committee.

All fees to our independent accounting firm were approved by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may notify your broker or direct your written request to: STRATA Skin Sciences, Inc., 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, Attention: Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By	Order of the Board of Directors
/s/ Dr. Dolev Rafaeli
Dr. Dolev Rafaeli
President and Chief Executive Officer

November 27, 2019

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 is available without charge upon written request to: STRATA Skin Sciences, Inc., 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, Attention: Secretary.

SCAN TO
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E87561-P30831 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STRATA SKIN SCIENCES, INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2.

Nominees:

	For	**Withhold**
1a. Uri Geiger	☐	☐
1b. David Gill	☐	☐
1c. Samuel Navarro	☐	☐
1d. Dolev Rafaeli	☐	☐
1e. Samuel (Shmuel) Rubinstein	☐	☐
1f. Nachum Shamir	☐	☐
1g. LuAnn Via	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

E87562-P30831

STRATA SKIN SCIENCES, INC.
Annual Meeting of Stockholders
December 30, 2019 at 9:00 a.m.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthew Hill and Jay Sturm, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of STRATA SKIN SCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time on December 30, 2019, at the Company's offices, 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044 and any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE